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                                                                       Exhibit 8



                  [Letterhead of Katten Muchin Zavis Rosenman]



June 6, 2002




Board of Directors
Inland Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60521



Ladies and Gentlemen:



We are counsel to Inland Retail Real Estate Trust, Inc., a Maryland corporation (the "Company") in connection with its Registration Statement on Form S-11 (File No. 333-85666), and all amendments thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). We have been asked to provide opinions on certain federal income tax matters related to the Company. The capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed to them in the latest dated Prospectus of the Company included in the Company's Registration Statement (the "Prospectus"), as further amended by Pre-Effective Amendment No. 2.



For purposes of this opinion letter, we have examined and relied upon the following documents:



         1.       A copy of the Prospectus;



         2.       A copy of the Bylaws of the Company, as amended to date;



         3. A copy of the Articles of Incorporation of the Company, as amended to date;



         4. The Representation Letter dated as of even date herewith, delivered to us by the Company;



         5.       A Copy of the 2001 federal income tax return of the Company;



         6. A copy of the 2001 federal income tax return of the Operating Partnership;



         7. Such other additional instruments and documents, representations of the Company and of certain other persons, and such matters of law, all as we have deemed necessary or appropriate for purposes of this opinion.



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Board of Directors
June 6, 2002
Page 2





In our examination, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of each party executing a document to so act. For purposes of opinions contained herein, we have assumed that:



         (i) the documents shown to us are complete and no modifications to any thereof exists;



         (ii) the documents shown to us as certified or photostatic copies of original documents conform to the original documents;



         (iii) the documents listed above that have been reviewed in proposed or draft form will be executed in substantially the same form as the documents that we have reviewed; and



         (iv) all of the representations, factual assumptions and statements set forth in the documents listed above, including, without limitation, the representations, factual assumptions and statements of the Company set forth in the section of the Prospectus (and all amendments thereto) entitled "Federal Income Tax Considerations" are true and correct, and that all obligations imposed by any such documents on the parties thereto, and all obligations described in the Prospectus, as amended, that are assumed, represented or intended to be effected by the Company in such documents to maintain its status as a REIT, have been and will be performed or satisfied in accordance with their terms.



Our opinions are based upon the facts described in the Prospectus (and all amendments thereto) and upon facts as they have been represented to us or determined by us as of this date. Any inaccuracies in or alterations of such facts may adversely affect our opinions. For purposes of our opinions, we have relied upon the representations made by the officers and directors of the Company as set forth in the Prospectus (and all amendments thereto) and elsewhere, including the Representation Letter. Further, our opinions are based upon existing statutory law and current applicable Treasury Regulations promulgated or proposed under the Internal Revenue Code of 1986, as amended (the "Code"), current published administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively, which changes could cause this opinion to no longer be valid.



We hereby confirm to you the opinions and statements attributed to us in the section of the Prospectus entitled "Federal Income Tax Considerations," subject to all the statements,




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Board of Directors
June 6, 2002
Page 3





representations and assumptions accompanying such opinions and statements. In particular, we are of the opinion that: (i) the Company has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1999, and that its prior, current and anticipated methods of operation have enabled and will enable the Company to satisfy the requirements set forth in the Code to qualify as a REIT, and (ii) distributions to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income," within the meaning of the Code, unless: (a) such stockholder has financed the acquisition of its shares with "acquisition indebtedness" (within the meaning of the Code) or such shares are otherwise used in an "unrelated trade or business" (within the meaning of the Code) of the tax exempt entity, or (b) a "qualified trust" (within the meaning of the Code) owns more than 10% of the Company's shares and the Company is a "pension-held REIT" (within the meaning of the Code). Please note that the Prospectus further states that the Company's qualification and taxation as a REIT, and its ability to maintain its REIT status, will depend upon its ability (based on its actual operating results) to meet the requirements set forth in the Code to qualify as a REIT, and Katten Muchin Zavis Rosenman will not review compliance with such requirements on a continuing basis or issue any opinions in the future, unless expressly requested to do so.



You should note that the opinions contained herein have no binding effect on the Service or official status of any kind. Thus, in the absence of a ruling from the Service, there can be no assurance that the Service will not challenge the conclusions or propriety of any of our opinions, nor can there be assurance that, if challenged, the Company will prevail on such issues. In addition, the federal income tax laws are uncertain as to many of the tax matters material to an investment in the Company and, therefore, it is not possible to predict with certainty future legal developments, including how courts will decide various issues if litigated. Accordingly, there can be no assurance of the outcome of the issues on which we are opining.



We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the references to us in the Prospectus.



Very truly yours,





KATTEN MUCHIN ZAVIS ROSENMAN